                                                                    Exhibit 23.8

The Board of Directors of
Security Capital Group Incorporated:

                         Independent Auditors' Consent

     We consent to incorporation by reference in the registration statement on Form S-3 of ProLogis Trust of our report dated January 31, 2002, except as to
Note 3, which is as of March 13, 2002, with respect to the consolidated balance sheets of CarrAmerica Realty Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K, as amended on Form 10-K/A, of Security Capital Group Incorporated.


                                        /s/ KPMG LLP

Washington, D.C.
April 11, 2002